Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY ANNOUNCES

RECEIPT OF LIQUOR LICENSE

Geyserville, CA. June 5, 2008 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced it has received a liquor license from the California Department of Alcoholic Beverage Control and has begun serving alcohol to guests of the casino.  The Authority stated it currently serves beer and wine on a limited basis at certain dining facilities and one bar. It will expand the service to all its bar and restaurant facilities and include hard liquor in the near future.

Chief Executive Officer Shawn Smyth stated, “We are delighted the casino has been granted a liquor license and continue to believe it will positively impact our business going forward.  We are grateful for the support of the Sonoma County Board of Supervisors, which facilitated our efforts to offer alcohol to our guests, and believe that it will enhance the overall customer experience at the casino.  We also remain confident that the liquor license will enhance our ability to develop our expansion plans and construct our proposed destination resort.”

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 947 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 62,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,570 slot and video poker machines, 22 table games, as well as a full-service restaurant.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, including:

•                  Our financial performance

•                  Our dependence on a single gaming site

•                  Our levels of leverage and ability to meet our debt service and other obligations

•                  General local, domestic and global economic conditions

•                  Changes in federal or state tax laws or regulations, including the Compact

•                  Maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations; and

•                  Development of new competitive gaming properties.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200